EXHIBIT 3.3
1A
The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares are amended as follows:
1.     Section 3.1 of Article 3 — Dividends is deleted and replaced with the following:
3.1     A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each WSI Dividend Declaration Date, declare a dividend on each Exchangeable Share:
(a)     in the case of a cash dividend declared on the WSI Common Shares, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof, on the WSI Dividend Declaration Date, in each case, corresponding to one-third of the cash dividend declared on each WSI Common Share;
(b)     in the case of a stock dividend declared on the WSI Common Shares, to be paid in WSI Common Shares, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to one-third of the number of WSI Common Shares to be paid on each WSI Common Share unless in lieu of such stock dividend the Corporation elects to effect a corresponding, contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3.5 hereof) subdivision of the outstanding Exchangeable Shares; and
(c)     in the case of a dividend declared on the WSI Common Shares in property other than cash or WSI Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the Board of Directors, acting reasonably in accordance with Section 3.5 hereof) to the type and amount of property declared as a dividend on each WSI Common Share, having regard to the reverse stock split of the WSI Common Shares.
Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable.

1B
2.     Section 5.1 of Article 5 — Distribution on Liquidation, is deleted and replaced with the following:
5.1     In the event of a liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares, Preferred Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to one-third of the Current Market Price on the last Business Day prior to the Liquidation Date (the “Liquidation Amount”), which shall be satisfied in full by the Corporation causing to be delivered to such holder one-third of a WSI Common Share, together with all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). No fractional shares shall be issued, and in lieu thereof, holders of Exchangeable Shares shall be entitled to receive a cash payment equal to the product obtained by multiplying the fraction of WSI Common Shares by $9.15, being the average closing price per share of WSI Common Shares as quoted on NASDAQ in the five trading days immediately preceding the date upon which the reverse stock split of the WSI Common Shares becomes effective (as adjusted for the reverse stock split).
3.     Section 6.1 of Article 6 — Retraction of Exchangeable Shares by Holder, is deleted and replaced with the following:
6.1     A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Capital Holdings of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any and all of the Exchangeable Shares to registered in the name of such holder for an amount per share equal to one—third of the Current Market Value of a WSI Common Share on the last Business Day prior to the Retraction Date (the “Retraction Price”), which shall be satisfied in full by the Corporation causing to be delivered to such holder, one-third of a WSI Common Share for each Exchangeable Share presented and surrendered by the holder, together with, on the payment date therefor, the full amount of all declared and unpaid dividends on any such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction Date (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). No fractional shares shall be issued,

1C
and in lieu thereof, holders of Exchangeable Shares shall be entitled to receive a cash payment equal to the product obtained by multiplying the fraction of WSI Common Shares by $9.15, being the average closing price per share of WSI Common Shares as quoted on NASDAQ in the five trading days immediately preceding the date upon which the reverse stock split of the WSI Common Shares becomes effective (as adjusted for the reverse stock split). To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:
(a)     specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Corporation;
(b)     stating the Business Day on which the holder desires to have the Corporation redeemed the Retracted Shares (the “Retraction Date”), provided that (i) the Retraction Date shall be not less than 10 Business Days nor more that 15 Business Days after the date on which the Retraction Request is received by the Corporation and (ii) in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation and provided further that if the Retraction Date resulting from the foregoing is not a Tuesday or Friday then the Retraction Date shall be the nearest following Tuesday or Friday (or, if such Tuesday or Friday is not a Business Day the Business Day preceding such Tuesday or Friday); and
(c)     acknowledging the overriding right (the “Retraction Call Right”) of Capital Holdings to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Capital Holdings in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.

1D
4.     Section 6.2 of Article 6 — Retraction of Exchangeable Shares by Holder is amended by inserting the words “ and payment for any fractional shares” in the first sentence following the words “and shall cause to be delivered to such holder the total Retraction Price with respect to such shares”.
5.     Section 6.3 of Article 6 — Retraction of Exchangeable Shares by Holder, is deleted and replaced with the following:
Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Capital Holdings thereof and shall provide to Capital Holdings a copy of the Retraction Request. In order to exercise the Retraction Call Right, Capital Holdings must notify the Corporation of its determination to do so (the “Capital Holdings Call Notice”) within five Business Days of notification to Capital Holdings by the Corporation of the receipt by the Corporation of the Retraction Request. If Capital Holdings does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that Capital Holdings will not exercise the Retraction Call Right. If Capital Holdings delivers the Capital Holdings Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Capital Holdings in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Capital Holdings shall purchase from such holder and such holder shall sell to Capital Holdings on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to one-third of the Retraction Price per share, which shall be satisfied in full by Capital Holdings causing to be delivered to such holder one-third of a WSI Common Share for each purchased Exchangeable Share, plus, on the designated payment date therefore, to the extent not paid by the Corporation on the designated payment date therefore, an additional amount equivalent to the full amount of all declared and unpaid dividends on those Retracted Shares held by such holder on any dividend record date which occurred prior to the Retraction Date (the “Dividend Amount”). No fractional shares shall be issued, and in lieu thereof, holders of Exchangeable Shares shall be entitled to receive a cash payment equal to the product obtained by multiplying the fraction of WSI Common Shares by $9.15, being the average closing price per share of WSI Common Shares as quoted on NASDAQ in the five trading days immediately preceding the date upon which the reverse stock split of the WSI Common Shares becomes effective (as adjusted for the reverse stock split). For the purposes of completing a purchase pursuant to the Retraction Call Right, Capital Holdings shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing WSI Common Shares and a cheque or cheques of Capital

1E
Holdings payable at par at any branch of the bankers of Capital Holdings representing the aggregate Dividend Amount and payment for any fractional shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom pursuant to Section 13.3. Provided that Capital Holdings has complied with the immediately preceding sentence, the closing of the purchase and sale of the Retraced Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Capital Holdings does not deliver a Capital Holdings Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.
6.     Section 6.4 of Article 6 — Retraction of Exchangeable Shares by Holder is amended by inserting the words “and payment for any fractional shares” in the first sentence following the words “representing the aggregate Dividend Amount”.
7.     Section 7.1 of Article 7 — Redemption of Exchangeable Shares by the Corporation is deleted and replaced with the following:
7.1     Subject to applicable law, and provided Capital Holdings has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to one-third of the Current Market Price of a WSI Common Share on the last Business Day prior to the Redemption Date (the “Redemption Price”), which shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares one-third of a WSI Common Share for each Exchangeable Share held by such holder, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). No fractional shares shall be issued, and in lieu thereof, holders of the Exchangeable Shares shall be entitled to receive a cash payment equal to the product obtained by multiplying the fraction of WSI Common Shares by $9.15, being the average closing price per share of WSI Common Shares as quoted on NASDAQ in the five trading days immediately preceding the date upon which the reverse stock split of the WSI Common Shares becomes effective (as adjusted for the reverse stock split).
8.     Section 7.3 is amended by adding the words “and payment for any fractional shares” following each reference to payment of the total Redemption Price and any dividends.